Exhibit 99.2

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933

Release No. 8596/July 28, 2005

SECURITIES EXCHANGE ACT OF 1934

Release No. 52159/July 28, 2005

ACCOUNTING AND AUDITING ENFORCEMENT

Release No. 2285/July 28, 2005

Administrative Proceeding

File No. 3-11996

	:	ORDER INSTITUTING CEASE-AND-
In the Matter of	:	DESIST PROCEEDINGS PURSUANT
	:	TO SECTION 8A OF THE SECURITIES
Microtune, Inc., William L. Housley,	:	ACT OF 1933 AND SECTION 21C OF
Jeffrey W. Davis, and Everett Rogers,	:	THE SECURITIES EXCHANGE ACT
	:	OF 1934, MAKING FINDINGS AND
Respondents.	:	IMPOSING REMEDIAL SANCTIONS
	:	AND A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 8A of the Securities Act of 1933 (the “Securities Act”) and Section 21C of the Securities Exchange Act of 1934 (the “Exchange Act”) against Microtune, Inc. (“Microtune” or the “company”), William L. Housley, Jeffrey W. Davis and Everett Rogers.

II.

In anticipation of the institution of these proceedings, Microtune, Housley, Davis and Rogers have submitted Offers of Settlement (“Offers”) that the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings contained herein, except that Microtune, Housley, Davis and Rogers admit the Commission’s jurisdiction over them and over the subject matter of these proceedings, Microtune,

Housley, Davis and Rogers consent to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing Remedial Sanctions and a Cease-and-Desist Order.

III.

FINDINGS

The Commission makes the following findings1:

A. RESPONDENTS

Microtune, a Delaware corporation headquartered in Plano, Texas, develops and sells integrated radio frequency-based products for the broadband and automotive markets. Microtune’s common stock is registered with the Commission under Section 12(g) of the Exchange Act and is traded on the NASDAQ National Market.2

Housley, age 49, is a resident of Tempe, Arizona. Housley joined Microtune in April 2001 as its vice president of marketing and sales. In that capacity, Housley was responsible for directing Microtune’s marketing strategies and managing the sales force and customer service department. Housley became Microtune’s chief operating officer (“COO”) in August 2001 and its president in December 2001, before his termination in April 2003. During 2001 and 2002, Housley exercised options upon 39,319 shares of Microtune common stock and sold 29,444 of those shares for a net profit of approximately $288,000.

Rogers, age 48, is a resident of Vincennes, Indiana. Rogers joined Microtune in 1998 and became its chief financial officer (“CFO”) in January 2000. Rogers signed Microtune’s Form 10-Q for the third quarter of 2001, 2001 Form 10-K, and Form 10-Q for the first quarter of 2002. Rogers has never been a licensed CPA and had no CFO experience prior to his employment at Microtune. Rogers served as CFO until July 2002, when Microtune’s board of directors reassigned him to vice president of investor relations; Rogers resigned three months later.

Davis, age 45, is a resident of Prosper, Texas. Davis joined Microtune in September 2001 as vice president of worldwide sales and marketing and was later promoted to executive vice president of worldwide sales and marketing in January 2002. Following his promotion, Davis, under Housley’s supervision, assumed responsibility for the Microtune sales force and the customer service department, which processed customer orders. Davis left Microtune in August 2003.

[1]	The findings herein are made pursuant to Respondents’ Offers and are not binding on any other person or entity in these or any other proceedings.
[2]	For approximately ten months between July 2003 and April 2004, Microtune’s common stock was quoted on the “pink sheets,” after it was delisted by NASDAQ for Microtune’s failure to file timely with the Commission its periodic reports. However, during the course of the scheme discussed herein, Microtune’s common stock traded on the NASDAQ National Market.

B. FACTS

1. Background

Microtune, formed in 1996, was a typical “high tech” start-up company employing a preponderance of engineers focused on research and development. From 1996 through 2001, Microtune experienced rapid growth through multiple acquisitions, an initial public offering, and a registered follow-on offering. As the company grew, various departments such as accounting, customer service, manufacturing, and sales were established at its Plano headquarters. Microtune had no revenues prior to its January 2000 acquisition of Temic Telefunken Hochfrequenztechnik GmbH (“Temic”), a German supplier of radio frequency based-products. In late 2001, Microtune continued its rapid growth by acquiring a wireless company and completing a $109 million registered offering.

2. Housley’s Arrival at Microtune

Prior to Housley’s arrival at Microtune in April 2001, substantially all of Microtune’s revenues were derived from sales to end-users of the company’s products. In April 2001, Housley and others realized that the customer sales forecasted for the second half of 2001 would not match quarterly revenue projections of 5-10% consecutive year, same-quarter growth. This shortfall was due to a depressed business environment in the semiconductor sector, exacerbated by the events of September 11, 2001. Instead of reducing its revenue projections, Microtune modified its sales strategy by emphasizing sales to distributors, which generally purchase and stock large quantities of product for eventual resale to end-use customers. As discussed below, Housley used various incentives to entice distributors (and, in some instances, end-use customers) to place large orders or accept large shipments of product for Microtune to meet the company’s revenue forecasts.

By means of the scheme described herein, Microtune met or exceeded the second, third, and fourth quarter revenue projections in 2001. Following Microtune’s successful acquisition of a wireless company (“Transilica”) and its registered offering in the fourth quarter of 2001, Microtune published even more aggressive revenue projections for 2002, relying heavily on anticipated revenues from its newly acquired, yet unproven, wireless company. In order to meet the projections, Microtune expanded the scheme in 2002. Microtune met its quarterly revenue projections for the first half of 2002; in the third quarter of 2002, however, Microtune missed its revenue projection, and the scheme began to unravel.

3. The Elements of Microtune’s Revenue-Inflation Scheme

a. Sales Concessions

In order to meet revenue projections, Housley and Davis granted sales concessions to Microtune’s customers and distributors to induce them to issue purchase orders (“POs”) for quantities of product exceeding their inventory needs and current demands. The concessions took various forms: price protection, expanded rights of return and extended payment terms. They were conveyed to customers and distributors orally, by e-mail, and through side agreements; as a result of the concessions, Microtune was precluded, pursuant to Generally Accepted Accounting Principles (“GAAP”), from immediately recognizing revenue from the sales. As discussed more fully below, Housley and Davis did not disclose many of the concessions to Microtune’s accounting department and its outside auditors; in a few instances the concessions appeared on POs from customers or distributors, but were not detected by the accounting department due to the company’s poor internal controls.

Housley knew or was reckless in not knowing and Davis knew or should have known that the undisclosed concessions could be improper: in December 2001, the company’s controller outlined to Housley and Davis how sales concessions such as rights of return, stock rotation rights, price protection, “flexible” payment terms and extended payment terms in some circumstances can preclude revenue recognition under GAAP. The controller also emphasized the importance of his reviewing all distributor agreements before execution to avoid accounting issues that could cause “surprising negative consequences to revenue after the fact.” Housley and Davis failed to follow the controller’s accounting advice. In many cases, Housley knew or was reckless in not knowing and Davis knew or should have known that revenue recognition could be negated if they granted the sales concessions; in other instances, they discovered after the fact that the concessions were improper for purposes of recognizing revenue from the sales. In both cases, there were occasions when Microtune’s accounting department was not notified of the concessions and the revenue was improperly recognized.

(1) Price Protection

Price protection was offered as a concession to Microtune’s distributors, sometimes to guarantee that the distributor would earn a minimum profit upon resale of a product, and other times to guarantee that the distributor would not lose money upon resale.3 The mechanism for making good on the guarantees was a “price protection credit” payable by Microtune to the distributor upon the distributor’s resale of the goods. The payment of the credit, at times, occurred many quarters after the underlying sale of Microtune’s product to the distributor. While price protection arrangements are not per se improper, Microtune recognized revenue from sales subject to price protection when it should not have under GAAP. GAAP precludes recognizing revenue from a sale of goods until it is realized or realizable and earned. See Statement of Financial Accounting Concepts No. 5 (“CON 5”); see also SEC Staff Accounting Bulletin No. 101 (“SAB 101”). Under GAAP, if a company can reasonably and reliably estimate the amount of price protection exposure at the time of the sale, the sale (net of an allowance for the price protection credit expected to be paid) can be recognized as revenue.4 But if price protection

[3]	In either instance, price protection effectively reduced Microtune’s aggregate sales price and should have, under GAAP, reduced its revenue from the underlying sale.
[4]	For example, assume a company sold a product for $100 to a distributor subject to price protection. If the company can reasonably and reliably estimate its price protection exposure (for example, by establishing a minimum price for the distributor’s resale), then the company can record the sale as revenue net of a price protection allowance. In this example, if the company established a $95 resale price, then the company can properly record $95 as revenue at the time of shipment and a $5 price protection allowance.

exposure cannot be reasonably and reliably estimated, all revenue must be deferred until such estimate can be made or the price protection period ends (i.e., the distributor sells the product to its end customer).

Because Microtune did not establish a minimum price at which distributors were required to resell their product, the company had no way of predicting price protection exposure until a distributor actually sold the product to its end customer. Therefore, Microtune could not estimate an allowance for price protection and should have deferred all revenue from sales subject to price protection. Instead, Microtune recognized 100 percent of the revenue at the time the product was shipped to distributors – in violation of GAAP.

(2) Expanded Rights of Return

Another form of sales concession involved expanded rights of return. Housley and Davis at times agreed to excessive stock rotation for Microtune products that remained unsold in a distributor’s inventory for as long as one year after initial delivery of the product.5 Moreover, Housley granted broad return rights with no requirement that the distributor buy an offsetting amount of Microtune products. Under Statement of Financial Accounting Standards No. 48 (“SFAS 48”), the revenue from a sale with a right of return cannot be recognized if, among other things, the buyer has not paid the seller and has no obligation to pay until the product is resold. Because Housley granted return rights to customers and distributors who had not paid for the products and had no obligation to pay until they sold the products, Microtune’s upfront recognition of revenue was improper. Such expanded rights of return were not disclosed to Microtune’s accounting department or to its outside auditors.

(3) Extended Payment Terms

The final type of sales concession granted by Microtune was extended payment terms. Pursuant to Microtune’s credit policy, payment was required within 30 days, or, alternatively, a letter of credit for the full amount owed was required. Housley and Davis, however, made exceptions to this policy, granting 60-180 day payment terms. Housley even gave extensions of these outlying due dates. At other times, Housley and Davis granted “flexible” payment terms, where the distributor was expected to pay Microtune only after the distributor sold the product to an end customer – whenever that occurred. Sales made contingent upon the resale of the product to an end-user clearly do not support recognition of revenue under GAAP. See SFAS 48; CON 5. In addition, SAB 101 requires reasonable assurance of collectibility before revenue can be recognized from a sale. By recognizing revenue from orders that included extended and “flexible” payment terms, where the ultimate payment for the product was uncertain, Microtune did not comply with GAAP.

[5]	Two of Microtune’s distributor agreements provided for limited rights of return, called “stock rotation rights.” Under this provision, Microtune’s distributors could return up to 15% of the Microtune products they purchased over the prior six-month period, so long as they submitted a PO for an amount of replacement product exactly offsetting the returned amount. Housley, however, routinely made exceptions to this express contractual requirement, granting stock rotation rights with terms more liberal than those specified in the distributor agreements.

b. Overshipments of Product

To meet Microtune’s rising revenue projections, Housley authorized “channel-stuffing”; that is, he directed that Microtune product be shipped to customers and distributors in amounts greater than the amounts specified in their POs. Upon receipt of the overshipment, the customers typically insisted upon returning the excess product. However, after Housley granted them various sales concessions, which in most cases would have precluded revenue recognition under GAAP, the recipients typically agreed to retain the excess product. In some instances, at Housley’s request, they agreed to submit revised POs matching the overshipped quantities. Microtune improperly recorded the revenue from the overshipments.

c. Inadequate Internal Controls

Microtune’s fraudulent revenue-inflation scheme went undetected because Microtune had inadequate internal controls over its revenue recognition.6 This was due, in large part, to Microtune’s order entry process, which was flawed. Customers and distributors typically submitted POs by facsimile to Microtune’s customer service department – an arm of its sales department reporting to Housley and Davis. Customer service personnel then reviewed the PO and entered information from the PO into Microtune’s computerized order system. After the PO information was entered, the shipping department prepared the product for shipment. Upon shipment of the product, the accounting department created an invoice and recorded the revenue.

Unfortunately, the customer service personnel, lacking proper training and supervision, failed to identify sales concessions, such as price protection, rights of return, and extended payment terms, in those instances where the concessions were actually set forth in writing on POs they processed. (In other instances, the concessions were strictly oral, and did not appear on the POs.) As a consequence, they routinely entered POs into the order system without recording the accompanying sales concessions. Because the concessions were not entered into the order system, they did not come to the attention of the accounting department, which processed the invoices. Compounding the problem, when Microtune’s accounting department performed occasional reviews of invoices, the relevant POs, which may have shown the concessions, were not attached to the invoices. Consequently, the accounting department, unaware of the existence of many of the sales concessions, remained unaware of the existence of revenue recognition issues.

Rogers, as CFO, was chiefly responsible for Microtune’s inadequate internal controls and procedures. He established or approved the flawed order entry system, in which customer service

[6]	Following the January 2000 Temic acquisition, Microtune struggled to integrate Temic’s Germany and Far East-based accounting and customer service functions with the company’s Plano-based accounting and customer service departments. A substantial number of POs from foreign customers and distributors were processed overseas - until the accounting and customer service departments were centralized in Plano in July 2002.

personnel, untrained in accounting, were responsible for identifying and entering the relevant sales terms into Microtune’s accounting system. Rogers also ignored the concerns of Microtune’s outside auditors about the process. For example, the auditors alerted Microtune’s management in January 2002 that, in response to Microtune’s increasing reliance on sales to distributors, the company needed to strengthen its revenue recognition controls. The auditors suggested that Microtune employ a revenue recognition checklist, which included obtaining all signed POs from the customer, documentation of title transfer, and documentation of rights of return. Rogers, however, took no steps to implement the auditors’ suggestions, leaving the order entry process uncorrected.

Rogers’s lapses can be attributed, in part, to the fact that he is not a CPA, and that he devoted substantially all of his time to investor relations, relying heavily on his controller to manage Microtune’s accounting functions. Unfortunately, the controller, who was a CPA, resigned from Microtune in March 2002. This left a void in the accounting department until a new CFO was retained in July 2002. Eventually, Microtune’s new CFO and new controller improved Microtune’s internal controls in the fourth quarter of 2002, largely through the implementation of an improved order processing system – but not until after the revenue-inflation scheme had run its course.

4. Microtune’s Revenue Inflation Scheme

Microtune granted very favorable sales concessions to at least five distributors and overshipped product to at least two of them. In each case, Microtune improperly recorded the revenue from those alleged sales. In addition, Microtune improperly recorded revenue when it shipped product to a customer prior to the customer’s requested ship date and the customer refused to accept the shipment. The scheme resulted in total overstated revenue of approximately $19.2 million from the third quarter of 2001 through the third quarter of 2002; the revenue overstatements ranged from 5 percent to 77 percent quarterly.

a. Overseas Customer No. 1

In May 2001, Housley offered sales concessions for the first time. Overseas Customer No. 1 (“OC1”), a Hong Kong-based company, told Housley that it intended to cancel its second quarter 2001 order (approximately $600,000) because of the weakening economy. Housley convinced OC1 not to cancel by agreeing to OC1’s demands for price protection. Consequently, Microtune recorded $600,000 of revenue in the second quarter of 2001. Housley did not tell company personnel about the OC1 price protection agreement, which was reduced to writing in a September 7, 2001 e-mail. Following Housley’s execution of the price protection agreement, he failed to provide a copy of it to the customer service department, the accounting department or the outside auditors.

In late 2001, OC1 requested several price protection credits, totaling approximately $38,000.7 Because price protection is not per se improper, and because the amount of each credit

[7]	“Credits” denote a reduction in the purchase price to be paid by a distributor for goods (i.e., accounts receivable). Microtune did not issue credits in the form of cash refunds, but rather as offsets against amounts owed.

request was immaterial and approved by Housley, no one in the accounting department questioned the credits. In the first quarter of 2002, OC1 requested credits for price protection totaling approximately $280,000. This amount was material. Eventually, Housley conceded that he offered OC1 price protection and produced to the controller the September 7, 2001 agreement. Microtune recorded the $280,000 credit as a reduction in its first quarter 2002 revenue. As part of its restatement, however, Microtune determined that the total amount of the OC1 credits ($318,000) should have been recorded as a reduction of revenue in the third quarter 2001, the period in which the price protection agreement was entered into.

b. Overseas Customer No. 2

Following $1 million in order cancellations in September 2001, Housley scrambled to replace lost third quarter sales. Housley approached Overseas Customer No. 2 (“OC2”), a Taiwanese company that had been acting as Microtune’s sales representative in the Far East, and convinced it to become a Microtune distributor. In a September 26, 2001 e-mail to OC2’s CEO, Housley agreed to provide price protection in exchange for OC2’s placing a large order; the next day OC2 placed a $300,000 order and demanded price protection.8 Housley failed to provide to Microtune’s accounting department the September 26 e-mail or otherwise inform them about the price protection agreement. Realizing that quarterly sales, even including the $300,000 order, were insufficient to meet revenue projections, Housley authorized the total shipment of $700,000 of goods to OC2; in effect, Microtune overshipped them $400,000 of goods. On the eve of shipment, Housley called OC2’s CEO and convinced him to accept the total $700,000 shipment by granting OC2 100 percent stock rotation rights for the entire order.

At the end of the same quarter, OC2 placed another $300,000 order. Because Microtune lacked sufficient completed product to fulfill the order, Housley discussed with the head of manufacturing the shipment of unfinished product and the fact that such product would require additional processing by Microtune. After this discussion, Housley authorized the shipment of unfinished product, even though he knew OC2 would return it for additional processing. Microtune’s accounting department was unaware of the shipment of unfinished product and the stock rotation rights. Although OC2 returned the unfinished product to Microtune in the following quarter for additional processing, Microtune did not reverse the corresponding revenue entries. In violation of GAAP, Microtune recorded the sales to OC2 (including the sale of unfinished product) as third quarter 2001 revenue.

In this time frame, there was intense pressure to make numbers because of the pending Transilica acquisition and registered offering. During the fourth quarter of 2001, Housley negotiated, by e-mail, a $1.4 million order with OC2 that included price protection, “flexible” payment terms, and 100 percent stock rotation. Even though Housley did not disclose the OC2 e-mail to the accounting department, and therefore did not alert them to the existence of the sales concessions, OC2 submitted a PO to Microtune that contained price protection and “flexible” payment term notations. In addition, Housley authorized the overshipment of $100,000 of product to OC2 with the same concessions, which OC2 ultimately accepted.

[8]	OC2’s September 27, 2001 PO for $300,000 did not include any reference to price protection.

Later that quarter, Microtune’s controller learned that the OC2 sale included “flexible” payment terms. The controller insisted upon the cancellation of the special concessions and directed that a revised OC2 PO be submitted.9 Soon thereafter, OC2 produced a revised PO that contained acceptable 90-day payment terms instead of “flexible” payment terms, and omitted any reference to price protection or 100 percent stock rotation.10 Nonetheless, Housley agreed to additional terms that were not reflected in the revised PO. Housley did not inform Microtune’s accounting department of the discrepancy between the revised PO and the actual agreement. In violation of GAAP, Microtune recorded the entire $1.5 million shipment to OC2 as fourth quarter 2001 revenue; Microtune should have reduced the revenue by the amount of the concessions.

During 2002, Housley and Davis struggled to ensure that OC2 placed sufficient orders to meet Microtune’s quarterly revenue targets. They convinced OC2 to place multiple orders for Microtune product totaling nearly $5 million, by granting OC2 sales concessions including price protection, rights of return, and “flexible” payment terms. Microtune recorded all the OC2 sales as revenue at the time of shipment, in violation of GAAP. Approximately half of OC2’s POs submitted to Microtune in 2002 contained references to sales concessions; none of the concessions were detected or properly recorded by Microtune’s accounting department. In the other sales, the POs contained no reference to the concessions granted by Housley and Davis, resulting in Microtune’s improperly recognizing revenue upon shipment to OC2.

c. Overseas Customer No. 3

In the third quarter of 2001, Housley convinced Overseas Customer No. 3 (“OC3”), a Taiwanese company, to become a Microtune distributor and to place large orders for Microtune’s products. OC3 agreed to become a Microtune distributor in return for Housley’s consent to price protection and expanded rights of return. OC3 placed a third quarter 2001 order for $650,000; to meet revenue goals, Housley authorized, instead, the shipment of $950,000 of Microtune products. Housley orally authorized the shipment of unfinished product to OC3 as part of the overshipment, knowing that the unfinished product had not undergone a required heat process and would likely be returned. Housley did not disclose to the accounting department the likelihood of returned product; consequently, when the unfinished product was returned to Microtune the following quarter for heat treatment and testing, Microtune did not reverse the corresponding revenues. Instead, Microtune recorded, in violation of GAAP, approximately $950,000 as third quarter 2001 revenue.

[9]	The controller had advised Housley and Davis in a December 2001 e-mail that “flexible” payment terms nullify revenue recognition under GAAP.
[10]	Despite the controller’s earlier advice, Davis confirmed to OC2 in an April 16, 2002 e-mail, which Housley also received, that “flexible” payment terms applied to the $1.5 million fourth quarter 2001 order. Neither Davis nor Housley forwarded this e-mail to Microtune’s accounting department or otherwise disclosed the existence of the “flexible” payment terms.

During the fourth quarter of 2001, Housley approved by e-mail an $800,000 order from OC3 that included price protection, rights of return, and “flexible” payment terms. Even though Housley failed to provide the e-mail, or otherwise disclose the sales concessions to the accounting department, OC3’s PO reflected the concessions. The concessions, nonetheless, were not detected by Microtune’s accounting department, because its customer service department, which did not realize the accounting importance of the concessions, failed to enter them into the order system. In addition, Housley authorized the overshipment of approximately $300,000 of product to OC3, which OC3 ultimately accepted after negotiations with Housley. In violation of GAAP, Microtune recorded in the fourth quarter 2001 the entire $1.1 million as revenue from sales.

During 2002, Housley and Davis convinced OC3 to submit POs to Microtune totaling approximately $3.5 million in exchange for price protection, 100 percent stock rotation, and extended payment terms. Microtune recorded all OC3 sales as revenue at the time of shipment despite the sales concessions. With only one exception, the POs OC3 submitted to Microtune in 2002 made no reference to sales concessions. In addition, Housley and Davis did not disclose to Microtune’s accounting department the existence of the sales concessions. Microtune improperly recognized approximately $3.5 million as revenue from shipments to OC3 in 2002.

d. Overseas Customer No. 4

During the fourth quarter of 2001, Housley and Davis secured a $1.2 million sales order from Overseas Customer No. 4 (“OC4”), a U.K. distributor, by agreeing to “flexible” payment terms and price protection. Davis approved the “flexible” payment terms and price protection concessions by e-mail and copied Housley, but neither Davis nor Housley forwarded the e-mail or otherwise disclosed the concessions to Microtune’s accounting department. OC4 submitted a $1.2 million PO on December 11, 2001 to Microtune, which omitted any reference to “flexible” payment terms and price protection. In violation of GAAP, Microtune recorded $1.2 million in sales.

e. Overseas Customer No. 5

During fourth quarter of 2001 negotiations with Overseas Customer No. 5 (“OC5”), a Taiwanese manufacturer, Housley granted “flexible” payment terms to secure a $1.2 million sale. Following OC5’s submission of a PO containing “flexible” payment terms, Microtune’s controller insisted that Housley cancel the concessions and obtain a revised PO reflecting their cancellation. The controller was unequivocal in his instruction to Housley: “flexible” payment terms were unacceptable and would preclude Microtune’s recognizing revenue from the sale. In response, Housley convinced OC5 to submit a PO with 90-day payment terms, but executed and faxed from his home a side letter to OC5 on December 31, 2001 in which he granted “flexible” payment terms, price protection and rights of return to OC5. At quarter end, Housley also authorized overshipment of $200,000 of product to OC5. Housley concealed the OC5 side agreement from everyone at Microtune and from Microtune’s outside auditors. Even after Microtune’s accounting department asked Housley for assistance collecting OC5’s overdue accounts receivable balance in 2002, Housley concealed the OC5 side agreement. Microtune improperly recognized the entire $1.4 million shipment as revenue in the fourth quarter of 2001.

f. Overseas Customer No. 6

In September 2002, Davis convinced Overseas Customer No. 6 (“OC6”), a Korean distributor, to place a large third quarter order for Microtune’s wireless products. On September 28, 2002, OC6 submitted an incomplete PO to Microtune for $1.4 million, which included a notation by OC6 that its shipping and billing addresses and ship date would be confirmed by the following week. According to Microtune’s customer service department personnel, both Housley and Davis demanded that the OC6 order ship by September 30 in order to meet quarterly revenue projections. Microtune’s customer service department shipped the product on September 29, 2002. Microtune recorded the $1.4 million OC6 sale as revenue upon shipment. On September 30, 2002, OC6 provided to Microtune a final and complete PO containing a Singapore delivery address, an October 7 ship date and additional terms and conditions. As mentioned, Microtune had already shipped the product and it was en route to Singapore.

OC6 refused to accept the shipment because it was shipped a week earlier than stipulated on the final PO and immediately apprised Microtune of its refusal. Both Housley and Davis knew by early October 2002 that OC6 had refused to accept the shipment; nonetheless, they did not notify the accounting department. The shipment, which had been waylaid in a warehouse in Singapore because OC6 would not accept it, was subsequently returned to Microtune. Microtune’s recognition of revenue from the $1.4 million sale in the third quarter of 2002 was improper due to OC6’s refusal to accept the shipment.

5. Discovery of Accounting Irregularities and Restatement of Revenue

On December 17, 2002, an $80,000 reduction of fourth quarter 2002 revenue titled “price protection adjustment” appeared for the first time on an internal Microtune report generated by the customer service department to track quarterly sales. The $80,000 line item was based on a credit requested by OC2 for price protection. When Microtune’s new CFO learned about the price protection adjustment, she immediately asked the accounting and customer service departments to determine Microtune’s total price protection exposure. She also immediately raised the issue with the CEO, Housley, and Davis. Housley and Davis reviewed the price protection analysis and determined that the exposure on OC2 and OC3 was $517,000. The new CFO drafted two settlement agreements in which Microtune agreed to issue a $195,000 credit to OC2 and a $322,000 credit to OC3 to resolve all price protection issues. The settlement agreements were executed on December 31, 2002.

During a January 2003 meeting with the auditors to discuss the upcoming 2002 audit, the new CFO asked the auditors for guidance on the recording of the price protection credits issued to OC2 and OC3 pursuant to the settlement agreements. The auditors told the new CFO that because the settlements resolved price protection issues, the settlement amounts should be recorded as a reduction of revenue. The auditors also told the new CFO that because the price protection amounts were material, Microtune faced the possibility of restating its 2002 quarterly financial statements for the quarters which included revenues from sales with price protection. Shortly after learning about the restatement possibility, the CEO, Housley, the new CFO, and the new controller, met with the auditors to discuss price protection and possible restatement.

The auditors ultimately concluded that the settlement amounts should be recorded as a reduction of revenue and that a revenue restatement was necessary. Soon thereafter, the auditors reported their findings to Microtune’s audit committee, which hired independent counsel to investigate the events that led to the reduction of revenue. Eventually, through the independent counsel’s investigation, the full scope of the scheme was revealed.

6. The Fraud Materially Impacted Microtune’s Financial Results

a. Revenue Misstatements

Securities analysts covering Microtune in 2001 and 2002 considered revenue, rather than net income, the key indicator for gauging Microtune’s performance. This is because Microtune, as a fledgling public company, was sustaining considerable losses.11 As a result of the concealed sales concessions, Microtune overstated its revenue from between 5 percent to 77 percent per quarter, beginning in the third quarter of 2001. The following table shows the impact of the misstatements on Microtune’s revenues as originally reported in Microtune’s financial statements for the second, third and fourth quarters of 2001, audited financial statements for the year ended 2001, and financial statements for the first, second and third quarters of 2002.12

Revenue (thousands)
Reporting Period	Microtune’s Forecasts	Originally Reported	Restated	Amount Misstated	% Misstated
3Q 2001	15,225	15,015	12,148	2,867	23.6%
4Q 2001	15,750	15,976	11,266	4,710	41.8%
YE 2001	63,000[13]	63,105	55,528	7,577	13.6%
1Q 2002	17,600	18,243	18,264	(21)	(0.1)%
2Q 2002	22,500 – 23,000	23,179	22,034	1,145	5.2%
3Q 2002	27,000 – 30,000	24,003	13,543	10,460	77.2%

[11]	For example, Microtune’s 2001 net loss was restated from ($64.2 million) to ($67.4 million). For the first three quarters of 2002, Microtune’s total net loss was restated from an aggregate of ($44.3 million) to an aggregate of ($48.6 million). Microtune’s total 2002 net loss was ($182.8 million).
[12]	Microtune did not report fourth quarter 2002 revenue results other than preliminary results, which were later revised, in a February 20, 2003 press release and a related Form 8-K. At the time of the February 2003 press release, the internal investigative team had not yet uncovered the full scope of the scheme. In the financial statement filed with the Commission for the second quarter of 2004, Microtune reported quarterly revenue of $13.5 million.
[13]	For purposes of this chart, the staff calculated Microtune’s 2001 annual forecasted revenue by totaling the 2001 quarterly revenue forecasts.

b. Share Price

In mid-2001, before the commencement of the revenue-inflation scheme, Microtune’s stock generally traded in the $10-15 per share range. The share price spiked to over $18 on the day Microtune announced its third quarter 2001 results – the first of the periods Microtune ultimately restated. Microtune’s stock price peaked at $29.28 per share on January 3, 2002, in the midst of the scheme. After that, however, the price of Microtune’s stock began to decline. The combination of the weakening economy, particularly in the high-tech sector, and Microtune’s inability to meet its projections in the second half of 2002 – despite the scheme – deflated its stock price to approximately $3 per share by year-end. Finally, on February 21, 2003, the day after Microtune announced “material negative charges” for the fourth quarter of 2002 and the beginning of the independent counsel’s inquiry, its stock dropped 36 percent to a low of $1.19 per share.

C. LEGAL ANALYSIS

1. Antifraud Violations

Section 17(a) of the Securities Act prohibits employing a fraudulent scheme or making material misrepresentations and omissions in the offer or sale of a security.14 Section 10(b) of the Exchange Act and Rule 10b-5 thereunder prohibit the same conduct, if committed in connection with the purchase or sale of securities. To violate these provisions, the alleged misrepresentations or omitted facts must be material. Information is material if it would have assumed significance in the investment deliberations of a reasonable investor. Basic, Inc. v. Levinson, 485 U.S. 224 (1988).

Microtune filed materially false financial statements in its 2001 Form 10-K and its Forms 10-Q for the third quarter of 2001 and the second and third quarters of 2002.15 The misstatements were material because they falsely inflated Microtune’s quarterly revenue by at least 5 percent and as much as 77 percent in one quarter as a result of improper revenue recognition.

Establishing violations of Section 17(a)(1) of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 requires a showing of scienter. Aaron v. SEC, 446 U.S. 680 (1980). However, actions under Sections 17(a)(2) and 17(a)(3) of the Securities Act require no such showing. Id. Scienter is the “mental state embracing intent to deceive, manipulate or defraud.” Ernst & Ernst v. Hochfelder, 425 U.S. 185, 193 (1976). Scienter is established by showing that the defendants acted intentionally or with severe recklessness. See Broad v. Rockwell International Corp., 642 F.2d 929 (5th Cir.) (en banc), cert. denied, 454 U.S. 965 (1981). The scienter of high- level corporate officers may be imputed to the company. SEC v. Manor Nursing Centers, 458 F.2d 1082, 1094 (2d Cir. 1971).

[14]	Because Microtune offered and sold quantities of its securities in a registered offering during December 2001, Microtune’s misrepresentations were committed in the offer and sale of securities in violation of Section 17(a). Specifically, Microtune conducted a $109 million stock offering pursuant to Form S-3, commencing in the fourth quarter of 2001, incorporating by reference Microtune’s Form 10-Q for the period ended September 30, 2001, which contained materially overstated revenue.
[15]	Microtune restated its first quarter 2002 revenue; however, the company’s restated revenue of $18,264,000 was not materially different from its originally reported revenue of $18,243,000.

Housley acted with scienter as evidenced by his direct involvement in numerous revenue-inflating transactions, and his intentional concealment of sales concessions from Microtune’s customer service and accounting departments and auditors. In many cases, Housley personally granted sales concessions to customers and distributors even after the Microtune controller notified him that concessions could preclude revenue recognition. The transaction most clearly evidencing Housley’s scienter is the side agreement he struck with OC5, which paved the way for a $1.4 million sale. Housley concealed the existence of the OC5 side agreement by executing and faxing the agreement from his home, and he failed to produce it when Microtune’s accounting department sought Housley’s aid in collecting past due accounts receivable from OC5. The scienter of Housley is imputed to Microtune. Therefore, Microtune and Housley violated the antifraud provisions of the Securities Act and Exchange Act.

Davis caused Microtune’s fraud. He granted sales concessions to Microtune’s customers and distributors, and then failed to inform Microtune’s accounting department and auditors about these sales concessions. As a result, Microtune materially inflated its published revenue.

2. Reporting Violations

Section 13(a) of the Exchange Act requires issuers such as Microtune to file periodic reports with the Commission containing such information as the Commission prescribes by rule. Exchange Act Rule 13a-1 requires issuers to file annual reports, and Exchange Act Rule 13a-13 requires issuers to file quarterly reports. Under Exchange Act Rule 12b-20, the reports must contain, in addition to disclosures expressly required by statute and rules, such other information as is necessary to ensure that the statements made are not, under the circumstances, materially misleading. The obligation to file reports includes the requirement that the reports be true and correct. United States v. Bilzerian, 926 F.2d 1285, 1298 (2d. Cir.), cert. denied, 502 U.S. 813 (1991). The reporting provisions are violated if false and misleading reports are filed. SEC v. Falstaff Brewing Corp., 629 F.2d 62, 67 (D.C. Cir. 1980). No showing of scienter is necessary to establish a violation of Section 13(a) or of Rules 13a-1, 13a-13, and 12b-20 promulgated thereunder. SEC v. McNulty, 137 F.3d 732, 740-41 (2d Cir. 1998); SEC v. Wills, 472 F. Supp. 1250, 1268 (D.D.C. 1978); see also In re Signal Technology Corp., Exchange Act Release No. 45655, 2002 WL 461340, at *6 (Mar. 27, 2002); In re Curtis L. Dally, Exchange Act Release No. 39144, 1997 WL 598007, at *4 (Sept. 29, 1997); In re TCF Fin. Corp., Exchange Act Release No. 36084, 1994 WL 838074, at *5 n.9 (Aug. 10, 1994).

As a result of the fraud, facilitated by Microtune’s internal controls deficiencies, Microtune filed materially false and misleading periodic reports with the Commission. Microtune’s 2001 Form 10-K and its Forms 10-Q for the third quarter of 2001 and the second and third quarters of 2002 materially overstated Microtune’s revenue for those periods. Microtune therefore violated Section 13(a) of the Exchange Act and Rules 13a-1, 13a-13, and 12b-20 thereunder.

Rogers prepared and signed Microtune’s Form 10-Q for the third quarter of 2001 and the 2001 Form 10-K. By failing to establish controls necessary for Microtune to ensure the accurate reporting of its financial results, Rogers caused Microtune’s reporting violations. Housley caused Microtune’s reporting violations by granting sales concessions to customers and distributors, including through an undisclosed side agreement, that he knew or should have known could preclude revenue recognition and by failing to disclose certain concessions to Microtune’s customer service and accounting departments and to its outside auditors. Davis caused Microtune’s reporting violations by granting sales concessions to customers and distributors and by failing to inform Microtune’s accounting department and auditors about these sales concessions.

3. Books and Records and Internal Controls Violations

Section 13(b)(2)(A) of the Exchange Act requires issuers to make and keep books, records, and accounts that, in reasonable detail, accurately and fairly reflect transactions and asset dispositions. Section 13(b)(2)(B) of the Exchange Act requires issuers to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP. Scienter and materiality are not elements of a violation of either provision. United States v. Crop Growers Corp., 954 F. Supp. 335 (D.D.C. 1997); SEC v. World-Wide Coin Inv., Ltd., 567 F. Supp. 724, 749-50 (N.D. Ga. 1983). In addition, Section 13(b)(5) of the Exchange Act provides that no person shall knowingly circumvent or knowingly fail to implement a system of internal accounting controls or knowingly falsify certain books, records and accounts. Rule 13b2-1 thereunder provides that no person shall falsify or cause to be falsified any book, record or account.

Microtune violated Section 13(b)(2)(A) by failing to keep books, records and accounts that accurately and fairly reflected its financial results. Microtune violated Section 13(b)(2)(B) by failing to devise and maintain a system of internal controls sufficient to provide reasonable assurances that revenues were recorded as necessary to permit preparation of financial statements in conformity with GAAP. Microtune violated Section 13(b)(2)(B) for the additional reason that it lacked controls that would reasonably have prevented or at least detected the improper sales concessions and side agreements giving rise to Microtune’s violations.

Housley, Rogers and Davis caused Microtune’s violations of Sections 13(b)(2)(A) and 13(b)(2)(B). Rogers, as Microtune’s CFO and therefore, the individual chiefly responsible for establishing the company’s internal controls, failed to develop and implement the controls necessary to record accurately the revenue from sales. Housley and Davis were responsible for Microtune’s improperly allowing the recording of sales revenue. In addition, Housley and Davis, through their supervision of the customer service department, failed to ensure that the department provided evidence of sales concessions to Microtune’s accounting department.

Housley also violated Section 13(b)(5) of the Exchange Act and Rule 13b2-1. By causing Microtune to record revenue improperly based upon undisclosed sales concessions and side agreements, Housley knowingly circumvented Microtune’s internal controls and caused, directly or indirectly, Microtune to falsify its books, records or accounts.

4. Housley’s False Statements and Failure to Disclose Material Information to the Company’s Accountants and Auditors

Rule 13b2-2 under Section 13(b)(2) of the Exchange Act prohibits any director or officer of an issuer from making a false or misleading statement to an accountant, or omitting to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, in connection with any audit required under the Exchange Act or the preparation of any document required to be filed with the Commission. The test for materiality under Rule 13b2-2 is whether the misstatement had the potential of keeping the auditors from discovering a false book or record. Exchange Act Rel. No. 15570 (Feb. 15, 1979). Scienter is not an element of this offense. World-Wide Coin, 567 F. Supp. at 749-50.

In October 2002, Housley signed a management representation letter to Microtune’s outside auditors falsely stating that: 1) collectibility of accounts receivable from distributors is not dependent on the ultimate sale to end customers; 2) all sales terms, including all rights of return, have been disclosed; and 3) there were no side agreements. In fact, Housley granted “flexible” payment terms and rights of return to customers and distributors and entered into a secret side agreement with OC5. Thus, Housley knew the management representation letter to the auditors was false and misleading. Therefore, Housley violated Rule 13b2-2.

IV.

VIOLATIONS

The Commission finds that:

A. Microtune violated Section 17(a) of the Securities Act, and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder;

B. Housley violated Section 17(a) of the Securities Act, and Sections 10(b) and 13(b)(5) of the Exchange Act and Rules 10b-5, 13b2-1 and 13b2-2 thereunder, and caused Microtune’s violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and Rules 12b-20, 13a-1 and 13a-13 thereunder; further, Housley has submitted a sworn Statement of Financial Condition dated March 14, 2005 and other evidence and has asserted his inability to pay disgorgement plus prejudgment interest.

C. Davis caused Microtune’s violations of Section 17(a) of the Securities Act, and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder; and

D. Rogers caused Microtune’s violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and Rules 12b-20, 13a-1 and 13a-13 thereunder.

V.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in the Respondents’ Offers.

Accordingly, IT IS HEREBY ORDERED, pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act, that:

A. Respondent Microtune cease and desist from committing or causing any violation and any future violation of Section 17(a) of the Securities Act, and Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1 and 13a-13 thereunder;

B. Respondent Housley

1.	cease and desist from committing or causing any violation and any future violation of Section 17(a) of the Securities Act, and Sections 10(b) and 13(b)(5) of the Exchange Act and Rules 10b-5, 13b2-1 and 13b2-2 thereunder, and from causing any violation and any future violation of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder;

2.	pay disgorgement of $288,000 plus prejudgment interest, but that payment of all but $50,000 is waived, based upon Housley’s sworn representations in his Statement of Financial Condition dated March 14, 2005 and other documents submitted to the Commission; provided, that the Division of Enforcement (“Division”) may, at any time following the entry of this Order, petition the Commission to: (1) reopen this matter to consider whether Housley provided accurate and complete financial information at the time such representations were made; and (2) seek an order directing payment of disgorgement and pre-judgment interest. No other issue shall be considered in connection with this petition other than whether the financial information provided by Housley was fraudulent, misleading, inaccurate, or incomplete in any material respect. Housley may not, by way of defense to any such petition: (1) contest the findings in this Order; (2) assert that payment of disgorgement and interest should not be ordered; (3) contest the amount of disgorgement and interest to be ordered; and (4) assert any defense to liability or remedy, including, but not limited to, any statute of limitations defense;

3.	pay the total amount of $50,000 to the United States Treasury as follows: (1) a $5,000 initial payment to be paid prior to or within ten days of the entry of the Order; (2) the remaining $45,000 to be paid in installments of $7,500 every six months, beginning no later than six months from the entry of the Order, over a 36-month period or until paid in full; and (3) the final payment must be made no later than 36 months following the entry of the Order. Such payment shall be: (A) made by United States postal money order, certified check, bank cashier’s check or bank money order; (B) made payable to the Securities and Exchange Commission; (C) hand-delivered or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Alexandria, Stop 0-3, VA 22312; and (D) submitted under cover letter that identifies Housley as a Respondent in these proceedings, the file number of these proceedings, a copy of which cover letter and money order or check shall be sent to Harold F. Degenhardt, District Administrator, Fort Worth Office, Securities and Exchange Commission, 801 Cherry Street, Fort Worth, Texas 76102; and

4.	is prohibited from acting as an officer or director of any issuer that has a class of securities registered pursuant to Section 12 of the Exchange Act or that is required to file reports pursuant to Section 15(d) of the Exchange Act.

C. Respondent Davis cease and desist from committing or causing any violation and any future violation of Section 17(a) of the Securities Act, and Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and from causing any violation and any future violation of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder; and

D. Respondent Rogers cease and desist from causing any violation and any future violation of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 12b-20, 13a-1 and 13a-13 thereunder.

By the Commission.

Jonathan G. Katz
Secretary